EXHIBIT 99.1

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

January 22, 2014	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
 RECORD EARNINGS FOR 2013

Ellwood City, Pennsylvania, January 22, 2014 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $0.87 per diluted share on net income of $15.3 million for the year ended December 31, 2013, which represents a 1.2% increase in net income per diluted share as compared to earnings of $0.86 per diluted share on net income of $14.9 million for the year ended December 31, 2012. The Company’s return on average assets and return on average equity were 0.81% and 8.09%, respectively, for the year ended December 31, 2013 compared to 0.76% and 7.82%, respectively, for the year ended December 31, 2012.

For the three months ended December 31, 2013, the Company announced earnings of $0.21 per diluted share on net income of $3.8 million, which represents a 5.0% increase in net income per diluted share as compared to earnings of $0.20 per diluted share on net income of $3.5 million for the quarter ended December 31, 2012.  The Company’s annualized return on average assets and return on average equity were 0.79% and 8.06%, respectively, for the quarter ended December 31, 2013 compared to 0.72% and 7.13%, respectively, for the quarter ended December 31, 2012.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the record earnings for the year ended December 31, 2013. These results make 2013 the fifth consecutive year that the Company has reported record earnings.”  Ms. Zuschlag continued, “We have been successful and prudent in managing our net interest rate margin during this difficult interest rate environment while protecting our asset quality and our future earnings potential. We continue to experience growth in our core deposits which assists in reducing our cost of funds.  Our deposits have grown $44.7 million, or 3.8%, since December 2012. This growth has allowed us to decrease our wholesale borrowings and manage our cost of funds which has declined 37 basis points since December 2012. Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue investment and growth opportunities that will provide a sound investment return to our shareholders.”

Consolidated net income for the year ended December 31, 2013 increased $441,000, or 3.0%, to $15.3 million from $14.9 million when compared to the year ended December 31, 2012. This increase was primarily the result of a decreases in provision for loan losses, noninterest expense and net income attributable to noncontrolling interest of $600,000, $425,000 and $409,000, respectively, partially offset by decreases in net interest income and noninterest income of $335,000 and $553,000, respectively, as well as an increase in provision for income taxes of $105,000.  The decrease to noninterest income for the year ended December 31, 2013 was primarily due to impairment charges on investment securities of approximately $310,000 taken during the quarter ended December 31, 2013 and a decrease to income from the Company’s real estate joint ventures of approximately $1.1 million, partially offset by a net realized gain on derivatives between the periods of $565,000.

Press Release

January 22, 2014

Consolidated net income for the quarter ended December 31, 2013 increased $280,000, or 8.0%, to $3.8 million from $3.5 million, as compared to the quarter ended December 31, 2012. This increase was the result of an increase in net interest income of $850,000 as well as decreases in provision for loan losses, noninterest expense and net income attributable to the noncontrolling interest of $50,000, $129,000 and $344,000, respectively.  These increases to income were offset by a decrease in noninterest income of $1.1 million and an increase in provision for income taxes of $10,000.  The decrease to noninterest income for the quarter ended December 31, 2013 was primarily due to impairment charges on investment securities of approximately $310,000 taken during the quarter ended December 31, 2013, as well as a decrease to income from the Company’s real estate joint ventures of $896,000 to a loss of $63,000 for the quarter ended December 31, 2013, as compared to income of $833,000 for the quarter ended December 31, 2012.

The Company’s consolidated total assets decreased $20.7 million, or 1.1%, to $1.91 billion at December 31, 2013, from $1.93 billion at December 31, 2012.  Securities decreased $47.8 million, or 4.3%, to $1.1 billion,  real estate held for investment decreased $2.2 million, or 21.6%, to $7.8 million,  while net loans receivable increased $23.6 million, or 3.5%, to $695.6 million. The Company’s total liabilities decreased $11.7 million, or 0.7%, to $1.72 billion at December 31, 2013 from $1.73 billion at December 31, 2012. Borrowed funds decreased $53.7 million, or 10.1%, $477.2 million, while deposits increased $44.7 million, or 3.8%, to $1.2 billion.

Total stockholders’ equity was $185.8 million or 9.75% of total assets and book value per share was $10.48 at December 31, 2013 compared to $194.8 million or 10.11% of total assets and book value per share of $11.07 at December 31, 2012. The decrease to stockholders’ equity of $9.0 million, or 4.6%, was primarily the result of a decrease in accumulated other comprehensive income of $20.5 million, or 81.6%, partially offset by increases in additional paid in capital and retained earnings of $905,000, or 0.9% and $8.5 million, or 9.6%, respectively and decreases in treasury stock and unearned employee stock ownership plan of $1.3 million, or 7.0%, and $1.0 million, or 32.3%, respectively. The decrease to accumulated other comprehensive income, which includes the fair value adjustment on the securities portfolio, is primarily due to an increase in the interest rate on the ten year Treasury of approximately 127 basis points since December 31, 2012.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 16, 2014 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF.” We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

January 22, 2014

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
Unaudited
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Twelve Months		Three Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012

Interest income	$64,754	$72,512	$16,243	$17,109
Interest expense	21,977	29,400	5,062	6,778

Net interest income	42,777	43,112	11,181	10,331
Provision for loan losses	500	1,100	200	250
Net interest income after provision for
loan losses	42,277	42,012	10,981	10,081
Noninterest income	6,772	7,325	1,345	2,427
Noninterest expense	29,854	30,279	7,689	7,818
Income before provision for income taxes	19,195	19,058	4,637	4,690
Provision for income taxes	3,341	3,236	810	799
Net income	15,854	15,822	3,827	3,891
Less: Net income attributable to noncontrolling interest	510	919	44	388
Net income attributable to ESB Financial Corporation	$15,344	$14,903	$3,783	$3,503

Net Income per share:
Basic	$0.88	$0.87	$0.22	$0.20
Diluted	$0.87	$0.86	$0.21	$0.20

Net Interest Margin	2.65%	2.63%	2.75%	2.56%
Annualized return on average assets	0.81%	0.76%	0.79%	0.72%
Annualized return on average equity	8.09%	7.82%	8.06%	7.13%

FINANCIAL CONDITION DATA:
			12/31/13	12/31/12

Total assets			$1,906,917	$1,927,614
Cash and cash equivalents			16,214	15,064
Total investment securities			1,063,016	1,110,776
Loans receivable, net			695,636	672,086
Customer deposits			1,222,767	1,178,057
Borrowed funds (includes subordinated debt)			477,227	530,949
Stockholders' equity			185,843	194,800
Book value per share			$10.48	$11.07

Average equity to average assets			9.96%	9.67%
Allowance for loan losses to loans receivable			0.95%	0.97%
Non-performing assets to total assets			0.56%	0.52%
Non-performing loans to total loans			1.22%	1.07%